Exhibit 3

April 22, 2015

United Community Banks, Inc.
125 Highway 515E
Blairsville, Georgia 30512
Attention: Jimmy C. Tallent

Ladies and Gentlemen:

The undersigned is a director of Palmetto Bancshares, Inc. (“PLMT”) and the beneficial holder of shares of common stock of PLMT (the “Palmetto Bancshares, Inc. Common Stock”) or a holder of Palmetto Bancshares, Inc. Common Stock.

United Community Banks, Inc. (“Parent”) and PLMT have entered into an Agreement and Plan of Merger (the “Merger Agreement”) contemplating the acquisition of PLMT through the merger of PLMT with and into Parent (the “Merger”). In consideration of the substantial expenses that Parent will incur in connection with the transactions contemplated by the Merger Agreement, the undersigned agrees and undertakes, in his, her or its capacity as a shareholder of PLMT, and not in his or her capacity as a director or officer (if applicable) of PLMT, as follows:

1.           While this letter agreement is in effect the undersigned shall not, directly or indirectly, except with the prior approval of Parent, which approval shall not be unreasonably withheld, (a) sell or otherwise dispose of or encumber (other than in connection with an ordinary bank loan) prior to the record date of PLMT’s Shareholders’ Meeting (as defined in the Merger Agreement) any or all of his, her or its shares of Palmetto Bancshares, Inc. Common Stock, or (b) deposit any shares of Palmetto Bancshares, Inc. Common Stock into a voting trust or enter into a voting agreement or arrangement with respect to any shares of Palmetto Bancshares, Inc. Common Stock or grant any proxy with respect thereto, other than for the purpose of voting to approve the Merger Agreement and the Merger and matters related thereto; provided that the undersigned may transfer any such Palmetto Bancshares, Inc. Common Stock to any affiliate of such person if the transferee of such Palmetto Bancshares, Inc. Common Stock evidences in a writing reasonably satisfactory to Parent such transferee’s agreement to be bound by and subject to the terms and provisions hereof to the same effect as such transferring person.

2.           While this letter agreement is in effect the undersigned shall vote all of the shares of Palmetto Bancshares, Inc. Common Stock for which the undersigned has sole voting authority, and shall use his, her or its reasonable efforts to cause to be voted all of the shares of Palmetto Bancshares, Inc. Common Stock for which the undersigned has shared voting authority, in either case whether such shares are beneficially owned by the undersigned on the date of this letter agreement or are subsequently acquired: (a) for the approval of the Merger Agreement and the Merger at the Shareholders’ Meeting; and (b) against any Acquisition Proposal (as defined in the Merger Agreement) (other than the Merger).

3.           The undersigned acknowledges and agrees that any remedy at law for breach of the foregoing provisions shall be inadequate and that, in addition to any other relief which may be available, Parent shall be entitled to temporary and permanent injunctive relief without having to prove actual damages.

4.           The foregoing restrictions shall not apply to shares with respect to which the undersigned may have voting power as a fiduciary for others. In addition, this letter agreement shall only apply to actions taken by the undersigned in his, her or its capacity as a shareholder of PLMT and, if applicable, shall not in any way limit or affect actions the undersigned may take in his or her capacity as a director or officer of PLMT (if applicable).

5.           This letter agreement, and all rights and obligations of the parties hereunder, shall terminate upon the first to occur of (a) the Effective Time (as defined in the Merger Agreement) of the Merger, (b) an Adverse Recommendation Change (as defined in the Merger Agreement),  (c) the date upon which the Merger Agreement is terminated in accordance with its terms or (d) the making of any change, by amendment, waiver or other modification to any provision of the Merger Agreement that decreases the amount or value of, or changes the form of, the Merger Consideration (as defined in the Merger Agreement).

6.           As of the date hereof, the undersigned has voting power (sole or shared) with respect to the number of shares of Palmetto Bancshares, Inc. Common Stock set forth below.

* * *

IN WITNESS WHEREOF, the undersigned has executed this agreement as of the date first above written.

Very truly yours,

/s/ Robert B. Goldstein

Robert B. Goldstein
Print Name

Number of shares beneficially owned with sole voting authority: 1,347

Number of shares beneficially owned with shared voting authority: 0

Accepted and agreed to as of the date first above written:

United Community Banks, Inc.

/s/ Jimmy C. Tallent
By: Jimmy C. Tallent
Its: Chairman and Chief Executive Officer